Exhibit a(6)

Supplement To
Trust Instrument of
Daily Tax-Exempt Money Fund

This Supplement to the Trust Instrument of Daily Tax-Exempt Money
Fund, (the "Trust"), dated June 20, 1991 is adopted pursuant to a resolution of the shareholders adopted at a meeting on May 9, 1997 as follows:

1. The second paragraph of Section 7.01 of the Trust Instrument is amended and restated as follows:

 VOTING POWERS.

Section 7.01. On any matter submitted to a vote of the Shareholders, all Shares shall be voted by individual Series, except (i) when required by the 1940 Act, Shares shall be voted in the aggregate and not by individual Series; and (ii) when the Trustees have determined that the matter affects the interests of one or more Series, then the Shareholders of all such Series shall be entitled to vote thereon.
The Trustees may also determine that a matter affects only the interests of one or more classes of a Series, in which case any such matters shall be voted on by such class or classes. A Sshareholder of each Sseries shall be entitled to one vote for each dollar of net asset value (number of shares owned times net asset value per share) of such Series, on any matter on which such Sshareholder is entitled to vote and each fractional dollar amount shall be entitled to a proportionate fractional vote. There shall be no cumulative voting in the election of Trustees. Shares may be voted in person or by proxy, or in any manner provided for in the Bylaws. A proxy may be given in writing. The Bylaws may provide that proxies may also, or may instead, be given by any electronic or telecommunications device or in any other manner. Notwithstanding anything else herein or in the Bylaws, in the event a proposal by anyone other than the officers or Trustees of the Trust is submitted to a vote of the Shareholders of one or more Series or of the Trust, or in the event of any proxy contest or proxy solicitation or proposal in opposition to any proposal by the officers or Trustees of the Trust, Shares may be voted only in person or by written proxy. Until Shares are issued, the Trustees may exercise all rights of Shareholders and may take any action required or permitted by law, this Trust Instrument or any Bylaws of the Trust, to be taken by Shareholders.

 IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has executed this instrument.

     /s/ J. Gary Burkhead
    J. Gary Burkhead, as Trustee and
                      not individually.

dated as of: May 9, 1997